EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Finisar Corporation 1999 Employee Stock Purchase Plan and the Finisar Corporation 2005 Stock Incentive Plan of our reports dated July 7, 2006, with respect to the consolidated financial statements and schedule of Finisar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2006, Finisar Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Finisar Corporation, filed with the Securities and Exchange Commission (the “Commission”) on July 14, 2006.
/s/ Ernst & Young LLP
Palo Alto, California
August 22, 2006